     This Note is subject to a Subordination Agreement, dated as of September 19, 1994, among Bank of America Illinois, an Illinois banking corporation, New TI, Inc., an Oregon corporation, and Titanium Industries Inc., a New Jersey corporation. This Note is subordinated in right and time of payment in accordance with the terms of such Subordination Agreement to the prior indefeasible payment in full in cash of all Senior Indebtedness (as defined therein) and each holder of this Note, by its acceptance hereof irrevocably agrees to be bound by the terms and provisions of such Subordination Agreement.


                        SUBORDINATED PROMISSORY NOTE

$4,500,000.00                                   September 19,  1994

     FOR VALUE RECEIVED, NEW TI, INC., an Oregon corporation having its principal place of business at c/o Oregon Metallurgical Corporation, 530 34th Avenue, SW, Albany, Oregon 97321 (the "Payor"), promises to pay in lawful money of the United States to the order of Titanium Industries, Inc., a New Jersey corporation, or any successor or assign to whom this Note has been transferred in accordance with paragraph 14 (the "Payee"), the principal sum of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000.00), together with interest thereon from the date hereof as provided below.

     1.   DEFINITIONS.

          "AFFILIATE" means, with respect to any Person, any other Person directly controlling, controlled by or under common control with, such Person.

          "COLLATERAL" has the meaning assigned to such term in Section 2 of the Security Agreement (as defined in paragraph 9).

          "DISTRIBUTION BUSINESS" means the titanium distribution business as conducted at the date of this Note by Titanium Industries, Inc., Ti-Titanium Ltd. and the Included Affiliates, which involves the following activities: (i) the stocking and sale of a wide range of titanium and zirconium mill products (including plate, sheet, bar, billet, pipe, tubing, fittings, fasteners, shapes, wire and TIPE-XL) for delivery to customers on a quick turnaround ("just-in-time") basis, generally in less than mill size lots, (ii) custom cutting and shaping and related first stage processing of such titanium and zirconium mill products to meet customer specifications, in each case resulting in an

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intermediate (and not a finished) product or component for use by manufacturers rather than end users, and (iii) the provision to customers of related services such as testing, inventory traceability and certification.

          "ENCUMBRANCES" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, rights-of-way, restrictions, encroachments, leases, security agreements or any other encumbrances, restrictions or limitations on use of real or personal property or irregularities in title thereto.

          "INCLUDED AFFILIATES" means Titanium International Limited, a wholly-owned English subsidiary of Payor, and Titanium Wire
Corporation, a wholly-owned Pennsylvania subsidiary of Payor.

          "INDEBTEDNESS" means all existing or future obligations of Payor for money borrowed and existing and future trade payables of Payor.

          "INVENTORY" means any "inventory" as such term is defined in section 9-109(4) of the Uniform Commercial Code and, to the extent not included within such definition, all inventory, merchandise, goods and other personal property which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Payor's business, or the processing, packaging, delivery or shipping of the same, and all finished goods; in each case whether now owned or hereafter acquired by Payor.

          "JUNIOR INTERCOMPANY LOANS" means intercompany loans representing the total amount by which the sum of intercompany loans from OREMET to Payor plus bank loans to Payor exceeds the sum of 80% of Payor's accounts receivable (net of reserves) and 50% of Payor's inventories (net of reserves) at the time of such borrowing.

          "OREMET" means Oregon Metallurgical Corporation, an Oregon corporation.

          "PERSON" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, or any other entity.

          "SECURITY AGREEMENT" has the meaning set forth in paragraph 9.

          "SENIOR INDEBTEDNESS" has the meaning set forth in paragraph 7.

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          "SENIOR-LOAN AGREEMENT" means the Loan and Security
Agreement dated as of September 19, 1994 among OREMET, Payor and Bank of America Illinois.

          "SUBORDINATION AGREEMENT" has the meaning set forth in the legend, if any, at the beginning of this Note.

     2. PRINCIPAL. The principal of this Note shall be repaid in thirteen quarterly installments as follows:

      Payment Date                   Amount
-------------------------------    -----------

March 19, 1997                     $300,000.00

June 19, 1997                      $350,000.00

September 19, 1997                 $350,000.00

December 19, 1997                  $350,000.00

March 19, 1998                     $350,000.00

June 19, 1998                      $350,000.00

September 19, 1998                 $350,000.00

December 19, 1998                  $350,000.00

March 19, 1999                     $350,000.00

June 19, 1999                      $350,000.00

September 19, 1999                 $350,000.00

December 19, 1999                  $350,000.00

March 19, 2000 (the "Maturity")    $350,000.00
                                 -------------
TOTAL PRINCIPAL                  $4,500,000.00

     3. INTEREST. The unpaid balance of the principal amount stated above shall bear simple interest at the rate of eight percent (8.0%) per annum from the date of this Note until fully paid. Interest on the unpaid balance of this Note shall be due on March 19, June 19, September 19 and December 19 of each year, commencing on March 19, 1995 and ending on the earlier of Maturity or the date of prepayment in whole of this Note, at which time all accrued but unpaid interest shall be due, payable and collectible.

     4.   PAYMENT OF PRINCIPAL AND INTEREST.

          (a) All principal of and interest on this Note shall be payable not later than 12:30 p.m. (New York time) on the day when due by wire transfer of same day funds for Payee's account No. 40553523 (ABA # 021000089) at Citibank (N.Y.) or at such other bank in the United States as may be designated

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
     by it from time to time by written notice to Payor, free and clear of and without any deductions for any and all present or future taxes, levies, imposts, deductions, charges or withholdings
     (except as required by law).

          (b) Amounts owing hereunder shall be subject to setoff against Agreed Claims or arbitration awards in favor of Payor as and to the extent set forth in Section 8.05 of the Stock and Asset Purchase Agreement dated as of September 19, 1994 between Kamyr, Inc. and Payor and Section 3.2 of the Envirormental Agreement dated as of September 19, 1994, between Kamyr, Inc. and Payor.

     5.   PREPAYMENT.

          (a) This Note may be prepaid in whole or in part, without penalty.

          (b)   This Note shall be prepaid in whole in the event that
     (i) Payor sells all or substantially all of its assets, or (ii) OREMET ceases for any reason to own at least a majority of the outstanding voting stock of Payor.

          (c) Payor shall prepay this Note in an amount equal to thirty percent (30%) of the net proceeds of (i) the sale by Payor of any capital asset the net proceeds of which exceed individually or in the aggregate one hundred thousand dollars ($100,000.00), and (ii) any financing(s) the net proceeds of which exceed one million dollars ($1,000,000.00) in the aggregate, which financing(s) rank junior in priority of payment to this Note. For purposes hereof, "net proceeds" shall mean the net cash realized by Payor from such sale or financing(s), after the retirement of all debt secured by the asset sold, or the retirement of the debt refinanced by said financing(s), and payment of all expenses related to the transactions.

     6. FINANCIAL COVENANTS. From and after the date hereof and until payment in full of all amounts of principal and interest due hereunder:

          (a) Payor shall not declare or pay any dividends or other distribution to its shareholders unless (i) after giving effect to the dividend or distribution, the shareholders' equity of Payor equals or exceeds ten million dollars ($10,000,000.00), (ii) Payor has fully and finally paid to Payee the first nine installments of principal hereunder pursuant to paragraph 2 or the principal balance of this Note is reduced to an amount no greater than one million two hundred and fifty thousand dollars ($1,250,000.00) and
     (iii) Payor is not otherwise in default of any obligation hereunder. For purposes hereof,

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     shareholders' equity shall be determined by reference to Payor's balance sheet prepared in accordance with generally accepted accounting principles, consistently applied, as of the end of the month most recently preceding the month during which the dividend or distribution is proposed to be made or paid; PROVIDED, HOWEVER, that any loans to OREMET made in accordance with paragraph (e) below shall for purposes of the determination of Payor's shareholders' equity be treated as a dividend to its shareholders;

          (b) Payor shall not incur any Indebtedness that ranks senior in priority of payment to, or on a parity with, this Note, unless such funds shall be:

                (i) used by Payor and the Included Affiliates in the ordinary course of the Distribution Business (it being understood that for the purposes of this paragraph 6(b)(i), (A) the acquisition of all or a substantial part of the assets or outstanding stock of another Person, (B) the acquisition of any line of business from any third party or Affiliate, (C) the acquisition of real property from any third party or Affiliate and
          (D) any single capital expenditure in an amount greater than $100,000 for a capital asset not ordinarily used in the Distribution Business, shall not be deemed to be "in the ordinary course" of the Distribution Business); and

               (ii) in an aggregate amount outstanding at any given time, as shown on Payor's monthly consolidated balance sheets (which, except for notes, shall be prepared in accordance with generally accepted accounting principles) representing (A) no more than 80% of the accounts receivable (net of reserves) of Payor and its subsidiaries and (B) no more than 50% of the inventories (net of reserves) of Payor and its subsidiaries at the time of such proposed borrowing;

          (c) Payor shall at all times maintain shareholders' equity (which shall include Junior Intercompany Loans) of at least three million dollars ($3,000,000);

          (d) Payor shall not permit to exist at any time Indebtedness (including this Note, but excluding trade payables and related accrued liabilities of Payor incurred in the ordinary course and on a basis consistent with past practice) in an aggregate amount in excess of three times Payor's adjusted shareholders' equity; for purposes of the foregoing ratio, Payor's "adjusted shareholders' equity" shall be equal to the sum of Payor's shareholders' equity plus any Junior Intercompany Loans (only to the extent that

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
     Junior Intercompany Loans exceed cumulative losses) plus any cumulative net post-Closing after tax operating losses;

          (e) Payor shall not lend or otherwise provide any funds, or extend any financing, financial support or guarantees to, or on behalf of, or make any investment in, third parties or Affiliates (other than Included Affiliates), except that Payor shall be permitted to (i) make payments for taxes and other trade payables arising in the ordinary course of business, (ii) provide the guaranty from New TI to Bank of America Illinois, dated as of September 19, 1994 and (iii) lend funds to OREMET at such times as, and to the extent that, Payor would otherwise be permitted to declare a dividend or other distribution in accordance with paragraph (a) above;

          (f) Payor shall not enter into any agreement with any Person (including Affiliates) except on an arm's length basis and on terms no less favorable to Payor than could be obtained from unrelated third parties;

          (g) Payor shall not incur any material off-balance sheet liabilities outside the ordinary course of Payor's titanium distribution business (including but not limited to material liabilities incurred with respect to futures contracts, forward contracts and derivatives);

          (h) Payor shall not merge, consolidate, combine or amalgamate with or into, or convey, transfer or lease all or a substantial portion of its properties and assets to, any Person; or

          (i) Payor shall not create or suffer to exist any Encumbrance upon or with respect to any of Payor's present or future assets, revenue or other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income, except:

               (A) any Encumbrance constituting a purchase money security interest in any equipment or fixed assets that Payor incurred or assumed in the ordinary course and that only secures the purchase price of such equipment or fixed asset;

               (B) in order to secure Indebtedness permitted under paragraph 6(b) that ranks senior to the Note in priority of payment (including without limitation all Senior Indebtedness to which this Note is subordinated pursuant to the Subordination Agreement) and then only to the extent that Payee shall receive a second priority security interest on any asset subject to such Encumbrance; or

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
               (C) in order to secure Indebtedness permitted under paragraph 6(b) that ranks on a parity with the Note in priority of payment, and then only to the extent that the payment of principal and interest on the Note is equally and ratably secured by any asset subject to such Encumbrance;

          PROVIDED, HOWEVER, that in the case of (i)(B) or (i)(C) above, the amount secured by any such Encumbrance on assets shall be limited to the amount of any advances to Payor or the Included Affiliates, and such Encumbrance shall not secure any amounts advanced to or for the benefit of any other Affiliates of Payor or any other Person.

     7. SUBORDINATION. The rights of Payee to receipt of payment of any principal hereof or interest hereon is subject and subordinate to the prior payment of the principal of and interest on all indebtedness permitted to be incurred pursuant to paragraph 6(b) that by its terms ranks senior to the Note, including without limitation all Senior Indebtedness to which this Note is subordinated pursuant to the Subordination Agreement (collectively, "Senior Indebtedness"); provided, however, that, subject in any event, in the case of "Senior Indebtedness" as defined in the Subordination Agreement referred to hereinabove, to all of the terms and provisions thereof, so long as no Event of Default has occurred or is continuing, Payee shall be entitled to receive payments in respect of, and in accordance with the terms of, this Note but only after Payor has made payments in respect of any Senior Indebtedness then due and payable in accordance with its terms.

     8. OTHER COVENANTS. From and after the date hereof and until payment in full of all amounts of principal and interest due hereunder, Payor agrees that:

          (a)   Payor shall deliver to Payee:

               (i) As soon as practicable and in any event within 30 days (or, in the case of December, 60 days) after the end of each month, a statement of income and retained earnings and sources and applications of funds of Payor for such month and (in the case of all months except for the first month in each fiscal year) for the period since the beginning of the current fiscal year, and the related balance sheet as at the end of such period, setting forth in each case in comparative form the figures for the corresponding accounting periods in the preceding fiscal year, all in reasonable detail, with a certificate of a financial officer of Payor to the effect that, subject to audit, said financial statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of Payor's annual audited financial statements (subject to year-end audit adjustments and the absence of footnotes) and include all adjustments which in such officer's opinion are necessary to present fairly the statements on a going concern basis, which contemplates realization of the assets and liquidation of the liabilities in the normal course of business;

               (ii) As soon as practicable and in any event within 45 days (or, in the case of the last quarter of a fiscal year, 60 days) after the end of each quarter, a statement of income and retained earnings and sources and applications of funds of Payor for such period and for the period since the beginning of the current fiscal year, and the related balance sheet as at the end of such period, setting forth in each case in comparative form the figures for the corresponding accounting periods in the preceding fiscal year, all in reasonable detail, with a certificate of a financial officer of Payor to the effect that, subject to audit, said financial statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of Payor's annual audited financial statements (subject to year-end audit adjustments and the absence of footnotes) and include all adjustments which in such officer's opinion are necessary to present fairly the statements on a going concern basis, which contemplates realization of the assets and liquidation of the liabilities in the normal course of business;

               (iii) As soon as available and in any event within 90 days after the end of each fiscal year, a copy of Payor's statements of income, retained earnings and changes in financial position of Payor for such year, and the related balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and accompanied by (A) an audit report as to such financial statements of independent certified public accountants of recognized national standing, together with a statement by said accountants that in the course of their regular examination of Payor for purposes of their opinion they obtained no knowledge, except as specifically stated, of the occurrence of any Event of Default (as defined below); and (B) a certificate of a financial officer of Payor to the effect that said financial statements fairly present the financial position and results of operations of Payor as at the end of such year and for the year involved, in accordance with generally accepted accounting principles consistently applied.

               (iv) Each set of financial statements furnished pursuant to paragraphs (i), (ii) and (iii) above shall be accompanied by a statement of the chief financial officer of Payor (A) to the effect that such officer has no knowledge, except as specifically stated, of the occurrence at any time during the period to which such financial statements relate of any Event of Default or any event which with the lapse of time or the giving of notice or both would constitute an Event of Default and if any such event has occurred whether it is continuing and what steps, if any are being taken to cure it, and (B) setting forth a computation of each of the financial ratios and restrictions in paragraph 6 as at the end of the period to which such financial statements relate.

               (v) At such times as Payee may reasonably request, a receivable aging report and inventory report in form and substance reasonably acceptable to Payee.

               (vi) From time to time and with reasonable promptness, such further information regarding the business, affairs and financial position of Payor as Payee may reasonably request.

          (b) At such times as Payee may reasonably request during normal business hours, Payor shall give Payee access to any of its offices to permit Payee to examine, copy and make excerpts from, any and all books, records and documents in the possession of Payor and Payor agrees to render to Payee such clerical and other assistance as may reasonably be requested with regard thereto. Payor shall also permit Payee to discuss the affairs, finances and accounts of Payor with the principal officers of Payor, at such reasonable times as Payee may reasonably request.

          (c) Except for claims or proceedings that do not seek or involve more than $100,000, and would not, if adversely determined, have a material adverse effect on the business, operation or financial condition of Payor, Payor shall promptly notify Payee in writing of all litigation or judgments or any injunction or similar equitable relief affecting property or assets of Payor.

          (d) Payor shall promptly notify Payee in writing upon obtaining knowledge that any Event of Default or any event that with notice or lapse of time or both, would constitute an Event of Default shall have occurred.

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

           (e) Payor shall comply with all laws, acts, rules, regulations, orders, decrees and directions of any governmental authority, applicable to its business, including the Collateral or any part thereof; PROVIDED, HOWEVER, that Payor may contest any law, act, rule, regulation, order, decree or direction in good faith and by proper proceedings which shall not, in the sole opinion of Payee, adversely affect Payee's rights hereunder or adversely affect its security interest in the Collateral.

          (f) Except as expressly permitted by this Note, Payor will preserve and maintain its corporate existence and all of its material operating licenses, rights, privileges and franchises necessary or desirable in the normal conduct of its business or for the operation of its business.

          (g) Payor shall pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it (including the Collateral), and any deficiency in respect of any of the foregoing, and all material claims of any kind (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a lien or charge upon the property of Payor or might result in the sale, forfeiture or loss of, the Collateral or any interest therein, provided that Payor shall not be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings and which is adequately reserved against.

          (h) Payor shall maintain insurance with responsible companies, in such amounts and against at least such risks as are usually carried by owners of similar businesses and properties in the same general areas in which Payor operates, including (i) insuring its Inventory against loss by fire, explosion and theft and (ii) insuring Payor against liability for personal injury and property damage relating to such Inventory; such policies shall name Payee as an additional insured with a lender loss payable clause in favor of Payee. Payor shall deliver to Payee, as often as Payee may reasonably request, a report of a reputable insurance broker reasonably satisfactory to Payee with
     respect to the insurance on its Inventory.    All insurance with
     respect to the Inventory shall provide that no cancellation, reduction in amount or change in coverage thereof shall be effective until at least ten (10) days after receipt by Payee of written notice thereof.

          (i) Payor shall not enter into or permit any amendment, restatement or modification of, or supplement to the Senior Loan Agreement or any of the other documents

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

     executed and/or delivered pursuant thereto or in connection therewith, if such amendment, restatement, modification or supplement, including any refinancing, (A) would violate the provisions of Sections 6(e) and 6(i) hereof, (B) increase the outstanding principal amount of Senior Indebtedness (including, for purposes of calculating such outstanding principal amount, the maximum commitment thereunder for any revolving credit, letter of credit or similar facility) to an amount in excess of the maximum amount of total indebtedness (without giving effect to intercompany loans) permitted pursuant to Section 6(b)(ii) hereof or (C) contain financial and/or other covenants which, taken as a whole, would be substantially more burdensome to Payor than those contained in the Senior Loan Agreement (except that with respect to the Senior Loan Agreement, this provision (c) applies only to extensions of the term of such agreement beyond the original termination date of September 19, 1997).

     9. COLLATERAL. This Note is secured pursuant to, and is entitled to the benefits of, a Security Agreement, dated as of September 19, 1994, between Payor and Payee, as the same may be amended or otherwise modified from time to time (the "SECURITY AGREEMENT").

     10. DEFAULT. If any of the following events (each an "Event of Default") shall occur:

          (a) Payor shall fail to pay any amount of principal of, or interest on, this Note when the same shall become due and payable (including any amount due pursuant to paragraph 5(b) hereof) and such failure shall continue for two Business Days after notice from Payee; or

          (b) Payor shall default in the due performance or observance by it of any other term, covenant or agreement on its part contained in this Note and shall fail to cure such default after 15 days written notice thereof by Payee; or

          (c) any Senior Indebtedness or any Indebtedness that ranks equal in priority of payment to the Note shall be accelerated, or Payor shall fail to pay any such Senior Indebtedness or Indebtedness at maturity; or

          (d) Payor shall default in any material respect in the due performance or observance by it of any term, covenant or agreement on its part contained in the Security Agreement; or

          (e) an involuntary case under the appropriate bankruptcy Title of the United States Code, as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"), is commenced against Payor or OREMET, and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case or an order for relief is granted in any such case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Payor or OREMET, or there is commenced against Payor or OREMET any such proceeding which remains undismissed for a period of 60 days, or Payor or OREMET is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or

          (f) Payor or OREMET shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking an arrangement or a reorganization or liquidation under the Bankruptcy Code or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or action shall be taken by Payor or OREMET in furtherance of any of the aforesaid purposes;

then, and in any such event, Payee may, by notice to Payor, declare the entire unpaid principal outstanding under this Note and all interest accrued and unpaid thereon to be forthwith due and payable, whereupon this Note, and all such accrued interest, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Payor pursuant to paragraph 12 hereof; PROVIDED, HOWEVER, that upon the occurrence of any of the Events of Default specified in paragraphs (e) and (f), the entire unpaid principal outstanding under this Note and all interest accrued and unpaid thereon shall automatically become due and payable without declaration, demand or any other action by Payee. Failure or delay of Payee to exercise this option shall not constitute a waiver of the right to exercise the option in the event of a subsequent Event of Default or in the event of continuance of any existing Event of Default after demand for the performance of the terms of this Note.

     11. ENFORCEMENT COSTS. Payor shall pay upon demand any and all expenses, including reasonable attorneys' fees, incurred or paid by Payee in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of Payee hereunder.

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
      12. WAIVER. Payor and its successors and assigns hereby waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection, and consent that the time of payment on any part of this Note may be extended by Payee without otherwise modifying, altering, releasing, affecting, or limiting Payor's liability. In the event that Payee demands or accepts partial payments, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Note at any time in accordance with the terms hereof. Any delay by Payee in exercising any of its rights hereunder shall not operate as a waiver of such rights.

     13. AMENDMENT. The terms of this Note cannot be changed except by a writing executed by Payee.

     14. ASSIGNMENT. Payee may sell, distribute, transfer, pledge, hypothecate, assign or otherwise dispose of this Note to any Affiliate without the prior written consent of Payor; PROVIDED, HOWEVER, that Payee may not otherwise sell, distribute, transfer, pledge, hypothecate, assign or dispose of this Note without the prior written consent of Payor. Payor may not transfer its obligations under this Note, by assignment or otherwise, without the prior written consent of Payee.

     15. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, Payor has caused this Note to be executed and delivered by its duly authorized officer as of the day and year first above written.

                                        NEW TI, INC.


                                        By:
                                            --------------------------------
                                            Title:
                                                   -------------------------
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